Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

Protective Reports First Quarter of 2011 Results and Announces

Completion of Coinsurance Agreement

BIRMINGHAM, Alabama (May 4, 2011) — Protective Life Corporation (NYSE: PL) (“PLC” or “the Company”) today reported results for the first quarter of 2011. Net income available to PLC’s common shareowners for the first quarter of 2011 was $67.5 million, or $0.77 per average diluted share, compared to $69.8 million, or $0.80 per average diluted share, in the first quarter of 2010.  Operating income, after tax, for the first quarter of 2011 was $63.2 million, or $0.72 per average diluted share, compared to $67.7 million, or $0.78 per average diluted share, in the first quarter of 2010.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to announce that we closed the previously announced coinsurance transaction with Liberty Life Insurance Company on April 29.  We expect the transaction to be accretive to earnings in the second quarter and for the balance of the year.

“We are also pleased to report solid core performance across our business segments in the quarter.  Our operating earnings, adjusted for non-core items and the later-than-expected closing of the Liberty transaction, were essentially in line with our plan for the quarter.  The delay in closing the Liberty transaction reduced earnings in the quarter about $0.06 per share versus our original plan for earnings contribution from the transaction.  We were also encouraged by the fact that sales in our life insurance, annuity and asset protection segments exceeded our plans for the first quarter.  Based on the fundamental underlying trends we experienced in the quarter, we believe we are off to a good start toward successfully executing our plan for the year.”

Operating income for the first quarter of 2011 was impacted by the following non-core items on an average diluted per share basis:

•                  Other income included a gain on the repurchase of notes of $0.08

•                  Investment income was positively impacted $0.06 by the settlement of a dispute with respect to certain investments

•                  Variable annuity income was negatively impacted by ($0.07) primarily from being over hedged for equity market exposure

•                  Stable Value Products income was negatively impacted ($0.02) by accelerated deferred acquisition cost amortization on called retail notes

•                  The effective tax rate for the first quarter of 2011 was higher than plan and had a negative ($0.01) impact

Business Segment Results

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

Operating Income (Loss) Before Income Tax
(dollars in thousands)	1Q11	1Q10	$ Variance	% Variance
Life Marketing	$26,239	$40,678	$(14,439)	-35%
Acquisitions	32,391	31,369	1,022	3%
Annuities	13,085	18,187	(5,102)	-28%
Stable Value Products	9,195	11,027	(1,832)	-17%
Asset Protection	6,542	13,067	(6,525)	-50%
Corporate & Other	10,021	(16,132)	26,153	n/m
	$97,473	$98,196	$(723)

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

(dollars in thousands)	1Q11	1Q10
Operating income before income tax	$97,473	$98,196
Realized investment gains (losses)	7,606	3,409
Less:
Periodic settlements on derivatives	—	42
Related amortization of deferred policy acquisition costs and value of business acquired	933	214
Income tax expense	36,629	31,570
Net income available to PLC’s common shareowners	$67,517	$69,779

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

(dollars in millions)	1Q11	1Q10	$ Variance	% Variance
Life Marketing	$42.5	$43.0	$(0.5)	-1%
Annuities	917.1	568.0	349.1	61%
Stable Value Products	74.7	151.0	(76.3)	-51%
Asset Protection	90.2	71.7	18.5	26%

Review of Business Segment Results for First Quarter

Life Marketing

Life Marketing segment pre-tax operating income was $26.2 million in the first quarter of 2011 compared to $40.7 million in the first quarter of 2010. The decrease was primarily due to mortality in the quarter being $7.8 million less favorable than in the first quarter of 2010 and to higher operating expenses.  Actual traditional life mortality was 94% of expected in the first quarter of 2011 compared to 77% of expected in the first quarter of 2010. Additionally, pre-tax operating income decreased in the first quarter of 2011 by $4.1 million due to the two letter of credit facilities implemented in 2010 to fund traditional life statutory reserves.

Sales were $42.5 million in the first quarter of 2011, a decrease of 1% compared to $43.0 million in the first quarter of 2010.  Consistent with our strategy to shift our sales mix, universal life insurance sales (including variable universal life and bank-owned life insurance) represented 96% of total sales in the current quarter.

Acquisitions

Acquisitions segment pre-tax operating income was $32.4 million in the first quarter of 2011 compared to $31.4 million in the first quarter of 2010. The increase was primarily due to the United Investors Life Insurance Company acquisition, which added $7.7 million of operating income, partially offset by less favorable mortality and expected runoff in other blocks of business.

On April 29, 2011, the Company’s principal subsidiary, Protective Life Insurance Company (“PLICO”) closed the previously announced coinsurance agreement with Liberty Life Insurance Company (“Liberty Life”), in conjunction with Athene Holding Ltd’s acquisition of Liberty Life from an affiliate of Royal Bank of Canada.  The capital invested by PLICO in the transaction at closing was $313 million, including a $222 million ceding commission paid to Liberty Life. The final amount of the ceding commission is subject to adjustment upon completion of the final Liberty Life closing statutory balance sheet.  In conjunction with closing, PLICO invested $40 million in a surplus note issued by Athene Life Re.

The delay in closing the Liberty Life transaction reduced earnings by approximately $0.06 per share in the first quarter of 2011 and $0.08 per share for the full year versus our original plan of between $0.22 and $0.26 for the 2011 earnings per share contribution from this transaction.

Annuities

Annuities segment pre-tax operating income was $13.1 million in the first quarter of 2011 compared to $18.2 million in the first quarter of 2010. The current quarter included an unfavorable $10.5 million impact related to guaranteed benefits of certain variable annuity (“VA”) contracts.  The impact included $8.8 million related primarily to being over hedged regarding equity market exposure and $1.7 million related to inforce changes and updated model assumptions to value guaranteed minimum withdrawal benefits (“GMWB”).  The first quarter of 2010 included a favorable $4.6 million impact related to guaranteed benefits of certain VA contracts.  Partially offsetting these items were higher VA fees, higher spreads and average account value growth in the single premium deferred annuities (“SPDA”) line and favorable single premium immediate annuities (“SPIA”) mortality compared to the prior year’s quarter.

Annuity account values reached a record $13.5 billion as of March 31, 2011, an increase of 24% over the past twelve months, primarily driven by continued growth in the account balance for the single premium deferred annuity and variable annuity lines.  Net cash flows for the segment remained positive during the quarter.

Sales in the first quarter of 2011 were $917.1 million compared to $568.0 million in the first quarter of 2010. Variable annuity sales were $607.8 million in the first quarter of 2011, compared to $349.9 million in the first quarter of 2010.  Fixed annuity sales were $309.3 million in the first quarter of 2011 compared to $218.0 million in the prior year’s first quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $9.2 million in the first quarter of 2011 compared to $11.0 million in the first quarter of 2010.  The decrease in operating earnings primarily resulted from a decline in the average account balance.  We also called certain retail notes, which resulted in accelerated deferred acquisition costs (“DAC”) amortization of $3.1 million on those called contracts. The operating spread was 134 basis points for the three months ended March 31, 2011, an increase of 8 basis points from the first quarter of 2010.

Account balances as of March 31, 2011 were $2.7 billion. Total sales were $74.7 million for the three months ended March 31, 2011, compared to $151.0 million in the first quarter of 2010.

Asset Protection

Asset Protection segment pre-tax operating income was $6.5 million in the first quarter of 2011 compared to $13.1 million in the first quarter of 2010. Included in the results in the first quarter of 2010 was a $7.8 million reserve release related to a final settlement in the runoff Lender’s Indemnity line of business.  The remaining increase in the first quarter of 2011 resulted from lower loss ratios and lower expenses in the credit insurance product line and higher volume and favorable loss experience in the guaranteed asset protection (“GAP”) product line.

Sales in the first quarter of 2011 were $90.2 million, an increase of 26%, compared to the first quarter of 2010. Service contract sales increased $11.6 million and credit insurance sales increased $1.1 million compared to the prior year’s quarter. Sales of the guaranteed asset protection (“GAP”) product increased $5.8 million.

Corporate & Other

Corporate & Other segment pre-tax operating income was $10.0 million in the first quarter of 2011 compared to a pre-tax operating loss of $16.1 million for the first quarter of 2010.  This improvement was primarily due to a $10.1 million pre-tax gain on the repurchase of notes and $8.5 million of pre-tax earnings relating to the settlement of a dispute with respect to certain investments.  Partially offsetting this increase was higher expenses and a $4.5 million less favorable impact from the portfolio of securities designated for trading versus the prior year’s quarter.

Investments

•                  Total cash and investments were $31.6 billion as of March 31, 2011.  This includes $0.6 billion of cash and short-term investments.

•                  The net unrealized gain position on investments was $374 million, after tax and DAC offsets, an improvement of $369 million compared to March 31, 2010.

•                  During the first quarter of 2011, the Company had $5.7 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Delinquent mortgage loans and foreclosed properties were $30.2 million as of March 31, 2011, representing 0.6% of the commercial mortgage loan portfolio. This amount includes $16.1 million of loans, representing 0.3% of the commercial mortgage loan portfolio, that were restructured pursuant to the terms of a pooling and servicing agreement.

•                  Net realized investment gains, after tax, of $4.3 million, or $0.05 per average diluted share, were recorded in the first quarter of 2011, compared to net realized investment gains, after tax, of $2.0 million, or $0.02 per average diluted share, in the first quarter of 2010.

Net Realized Investment/Derivative Activity
(dollars per average diluted share)	1Q 2011	1Q 2010

Impairments	$(0.04)	$(0.09)
Net realized gain	0.11	0.05
Modco net realized gain	0.01	0.10
Derivative activity - interest rate related	—	(0.02)
All other	(0.03)	(0.02)
Total	$0.05	$0.02

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

Consolidated Results

(dollars in thousands; net of income tax)	1Q 2011	1Q 2010

After-tax Operating Income	$63,180	$67,730
Realized investment gains (losses) and related amortization
Investments	(1,381)	23,280
Derivatives	5,718	(21,231)
Net income available to PLC’s common shareowners	$67,517	$69,779

(dollars per average diluted share; net of income tax)	1Q 2011	1Q 2010

After-tax Operating Income	$0.72	$0.78
Realized investment gains (losses) and related amortization
Investments	(0.02)	0.26
Derivatives	0.07	(0.24)
Net income available to PLC’s common shareowners	$0.77	$0.80

For information relating to non-GAAP measures (operating income, PLC’s shareowners’ equity per share excluding other comprehensive income (loss), operating return on average equity, and net income available to PLC’s common shareowners return on average equity) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income (Loss)

	March 31,	December 31,
(dollars in thousands)	2011	2010
PLC’s shareowners’ equity	$3,417,209	$3,331,087
Less: Accumulated other comprehensive income (loss)	319,354	293,254
PLC’s shareowners’ equity, excluding accumulated other comprehensive income (loss)	$3,097,855	$3,037,833

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income (Loss) per share

	March 31,	December 31,
(dollars per common share outstanding)	2011	2010
PLC’s shareowners’ equity	$39.87	$38.88
Less: Accumulated other comprehensive income (loss)	3.72	3.42
PLC’s shareowners’ equity excluding accumulated other comprehensive income (loss)	$36.15	$35.46

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on May 5, 2011 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-800-510-9834 (international callers 1-617-614-3669) and entering the conference passcode: 31463075. A recording of the call will be available from 12:00 p.m. Eastern May 5, 2011 until midnight May 19, 2011. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 32309241.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section under Financial Information.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income (loss) are defined as income (loss) before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”), and value of business acquired (“VOBA”), and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income (loss). Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, including the possibility of climate change, pandemics, malicious and terrorist acts; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if the Company’s assumptions regarding the fair value and future performance of its investments differ from actual experience; (9) the use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations or significant and sustained periods of low interest rates could negatively affect our interest earnings and spread income or otherwise impact our business; (12) equity market volatility could negatively impact our business, particularly with respect to our variable products; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient, particularly with respect to our assumptions and estimates used in formulating or executing our risk management strategy; (14) we are highly regulated and subject to numerous legal restrictions, including those imposed at both the state and federal level and we may become subject to additional regulation under recently approved federal law; (15) changes in tax law or interpretations of existing tax law could adversely affect us and our ability to compete with non-insurance financial products or reduce the demand for certain insurance products; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) the company, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market, credit, legal, and regulatory risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others, including but not limited to distributors, third-party administrators, fund managers, reinsurers, and other service companies; (23) our ability to conduct business is dependent upon confidence in our industry and products; (24) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (25) our ability to compete is dependent upon the availability of reinsurance or alternatives to reinsurance, such as our use of captive reinsurers; (26) the occurrence of computer viruses, network security breaches, disasters, or other unanticipated events could affect our data processing systems or those of our business partners; (27) our ability to grow depends in large part upon the continued availability of capital; (28) new GAAP and statutory accounting rules or changes to existing GAAP and statutory accounting rules could impact our reported earnings; (29) capital and credit market volatility or disruption could adversely impact us in several ways, including but not limited to causing market price and cash flow variability in our fixed income portfolio, defaults on principal or interest payments by issuers of our fixed income investments, other than temporary impairments of our fixed income investments and our ability to efficiently access the capital markets to finance its reserve, capital and liquidity needs; (30) deterioration of general economic conditions could result in a severe and extended economic recession, which could materially adversely affect our business and results of operations; (31) we may not be able to protect our intellectual property and may be subject to infringement claims; (32) we could be adversely affected by an inability to access our credit facility; and (33) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of the Company’s most recent Form 10-K and Part II, Item 1A, Risk Factors, of the Company’s subsequent quarterly reports on Form 10-Q for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912